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                                                                  EXHIBIT 10.14


                                    AGREEMENT

         AGREEMENT dated as of December 8, 1998, between Clifford Friedland ("Friedland"), and Long Distance International Inc., a Florida corporation (the "Corporation").

                             Preliminary Statements

         A. The Corporation and Friedland are parties to an Employment Agreement dated as of July 1, 1995 (the "Employment Agreement") pursuant to which the Corporation agreed to employ Friedland, and Friedland agreed to serve, as the Corporation's Co-Chief Executive Officer. Friedland also is a director of the Corporation.

         B. The Corporation and Friedland desire to redefine Friedland's duties and to provide for an orderly transition to new senior executive management and, upon the appointment of a successor chief executive officer, the Corporation desires to retain Friedland's services, and Friedland desire to continue to provide services, as a director of and consultant to the Corporation.

         C. The parties desire to terminate the Employment Agreement as of the date hereof and enter into a new agreement in order to reflect the foregoing.

         In consideration of the foregoing and the terms, conditions and mutual covenants contained in this Agreement, the parties hereby agree to amend and modify the terms of the Employment Agreement and to restate the Employment Agreement in its entirety as follows:

         Section 1. Engagement

                  (a) The Corporation hereby agrees to continue to employ Friedland, and Friedland hereby agrees to continue to be employed, as CEO of the Corporation during the Term (as defined below) until such earlier date during the Term as a successor chief executive officer, including an acting chief executive officer, of the Corporation shall be appointed by the Board of Directors of the Corporation (the "Appointment Date").

                  (b) On the Appointment Date, without further action by either the Corporation or Friedland, Friedland shall cease to serve as CEO of the Corporation and Friedland shall be deemed to have relinquished voluntarily his title and position as CEO of the Corporation. From and after the Appointment Date until the expiration of the Term, the Corporation hereby agrees to retain, and Friedland hereby agrees to be retained, as a consultant to the Corporation. As a consultant to the Corporation, Friedland, in such capacity, shall be deemed to provide services to the
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Corporation as an independent contractor.

                  (c) During the Term, Friedland shall serve as a director on the Board of Directors and shall have the non-executive title and position as Chairman of the Board of Directors. During the Term, Friedland also shall serve as a member of the Executive and Investment Committees of the Board. Friedland shall serve as a member of the Ad Hoc Executive Search Committee of the Board at least until such time as a successor chief executive officer of the Corporation is appointed by the Board. Friedland shall not be entitled to additional compensation (i.e., directors' fees) for serving as a director.

                  (d) During the Term, Friedland will provide his services to the Corporation at the Corporation's executive offices in Fort Lauderdale, Florida, but will be available to travel as the needs of his duties and responsibilities reasonably require.

         Section 2. Term

         The term shall begin as of the date hereof and shall terminate on December 31, 2001 (the "Term"). Notwithstanding the foregoing, the provision of Friedland's services hereunder are subject to termination prior to expiration of the Term in accordance with Section 7.

         Section 3. Duties

                  (a) During the Term and until the Appointment date shall have occurred, Friedland will generally perform duties and have responsibilities commensurate with his position and as prescribed by the Board of Directors of the Corporation, and will devote substantially all of his business time and attention thereto.

                  (b) If the Appointment Date shall have occurred, then from and after such date, (i) Friedland shall be deemed to have relinquished voluntarily all duties and responsibilities for the day-to-day operations and management of the Corporation, and (ii) Friedland's duties and responsibilities shall consist of assisting the Corporation with strategic planning, business development and capital formation, (iii) Friedland shall devote as much of his business time and attention as is reasonably necessary to fulfill such duties and responsibilities, and, (iv) in the performance of his duties hereunder, Friedland shall coordinate with, and keep advised, the chief executive officer of the Corporation. Upon the appointment of a successor chief executive officer (including an acting chief executive officer), Friedland agrees to cooperate in providing for an orderly transition in the senior executive management of the Corporation.

                  (c) During the Term, Friedland shall report to, and be under the direction of, the Board.


         Section 4. Compensation


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         4.01     In consideration of the services to be rendered by Friedland under this Agreement, the Corporation shall pay, and Friedland shall be entitled to receive from the Corporation, the compensation provided for in this Section 4, subject to the terms of this Agreement and the withholding and other required deductions provided for in this Section 4. The Base Compensation (as defined herein) and other compensation and benefits provided for herein may be increased by the Board.

         4.02 The Corporation shall pay Friedland a base amount of annual compensation during the Term of $160,000 (the "Base Compensation"), payable in equal weekly installments.

If any amount of the Base Compensation is not paid by the Corporation as provided in this Section, or is not requested or demanded by Friedland, payment of such amount of the Base Compensation shall not be deemed to be waived by Friedland but shall accrue and remain due and payable by the Corporation promptly upon demand by Friedland. The obligation of the Corporation to pay such amount to Friedland shall remain in effect and binding on the Corporation. Subject to Section 7, the obligation of the Corporation to pay Friedland any Base Compensation due on account of any period during the Term shall survive any termination of this Agreement and shall remain in effect after such termination.

         4.03 The Board of Directors of the Corporation shall review Friedland's performance from time to time (and in no event less than once annually), and, in its sole discretion, may award Friedland a bonus based on such performance review.

         4.04 The Corporation shall have the right to deduct or withhold from all compensation and benefits payable to Friedland prior to the Appointment Date under this Agreement social security taxes, other federal, state and local taxes and all other charges and amounts that shall be required by law to be deducted or withheld.

         Section 5. Benefits

         5.01 The Corporation will carry and maintain in full force and effect during the Term, at its own expense and with financially sound and reputable insurance companies, directors and officers liability insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and with the same or similar risk profile.

         5.02 Friedland shall be entitled to a private office at the executive offices of the Corporation, including one of the two largest offices in the executive suite in the new premises to which the Corporation will be relocating, and shall further be entitled to receive secretarial and other support services normally offered by the Corporation to its senior executives. It is understood that for so long as David Glassman is providing services to the Corporation, David Glassman and Friedland shall share a secretary.


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         5.03     Friedland shall be entitled to participate in all retirement, medical, dental or insurance benefits that the Corporation may make available to its executive or administrative employees, on terms no less favorable than are provided to such employees, including all stock option, incentive, pension, retirement and benefits plans and arrangements and all medical, disability, hospital, health and life insurance plans and arrangements, and to the extent such benefits are not available to Friedland because he will not be an employee after the Appointment Date, the Corporation shall cause the equivalent benefits to be made available to Friedland. Friedland and his wife and children shall be entitled to participate in any group health insurance plans adopted or maintained by the Corporation, on terms no less favorable than are provided to the Corporation's executive and administrative employees and their immediate families, as such plans may be approved, modified and in effect from time to time. If, after the Appointment Date, Friedland and his wife and children are not entitled to participate in any plans because Friedland is not an employee, the Corporation shall cause benefits substantially equivalent to those provided under any such plans to be made available to Friedland, his wife and children on substantially equivalent terms to the terms under any such plans.

         5.04 If Friedland's services are terminated for any reason, either by the Corporation or Friedland, Friedland shall have the right to purchase from the Corporation any insurance policies on his life owned by the Corporation for a price equal to the cash surrender value of the policies at the date of termination, plus prepaid premiums. Such right shall be exercised by Friedland by written notice to the Corporation given not later than sixty (60) days after such termination. The purchase price for such policies provided for in this
Section 5.04 shall be paid by Friedland to the Corporation upon the giving of such notice.

         5.05 Friedland shall be entitled to take paid vacation and personal days on terms no less favorable than are provided to the Corporation's executives, but in no event less than twenty (20) business days of vacation and five (5) personal days annually during the Term with full payment of his Base Compensation and other compensation and benefits by the Corporation under this Agreement during such days. Friedland shall receive as paid days off all national holidays that the Corporation recognizes and observes.

         Section 6. Expenses

         The Corporation shall reimburse Friedland for all reasonable business expenses incurred by Friedland during the Term in the furtherance of the performance of his duties pursuant to Section 3 of this Agreement, including expenses of travel, meals, equipment, supplies and lodging.

         Section 7. Termination

         7.01 By the Corporation for Cause. The Corporation shall have the right to terminate the services of Friedland hereunder for Cause (as defined in this Section 7.01), upon sixty (60) days' prior written notice to Friedland. "Cause" under this


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Agreement shall mean any of the following:

         (i) any material breach of this Agreement by Friedland or any material and intentional illegal conduct by Friedland, unless such breach or conduct is cured within such sixty (60) day period;

         (ii) any intentional and material act of fraud, embezzlement, larceny or conversion by Friedland affecting the Corporation; or

         (iii) absence of Friedland from the performance of his duties hereunder for more than ninety (90) consecutive business days, other than absence caused by vacation or Disability (defined in Section 7.02 below) of Friedland and other than absence that occurs due to causes beyond the control of Friedland that are deemed by the Board, in its reasonable discretion, to be reasonable causes for such absence.

         7.02 By Either Party upon Friedland's Disability. Either party shall have the right to terminate the services of Friedland hereunder in the event of Friedland's Disability (as defined in this Section 7.02), upon ninety
(90) days' prior written notice to the other party. "Disability" hereunder shall mean any physical or mental incapacity, injury, disability or illness of Friedland that shall give rise to any substantial impairment of his effective performance of his obligations or duties under this Agreement for any continuous period of 180 days or that shall give rise to any absence of the Employee from the performance of his duties or obligations hereunder for any continuous period of 180 days (any such physical or mental incapacity, injury, disability or illness, a "Disability").

         7.03 Death. In the event that Friedland shall die during the Term, the services of Friedland hereunder shall be deemed to have terminated as of the date of death without any requirement for the giving of written notice by either party.

         7.04 By Friedland for Good Reason. Friedland shall have the right to terminate his services hereunder for Good Reason (as defined in this Section 7.04), by giving the Corporation thirty (30) days' prior written notice of such termination. "Good Reason" hereunder shall mean any material breach of this Agreement by the Corporation unless such breach is cured within such thirty (30) day period.

         7.05 Upon a Change of Control. If any Change of Control (as defined below) shall occur at any time during the Term, then Friedland's services hereunder shall terminate and the Corporation shall promptly pay Friedland an amount equal to the compensation that would have been payable to Friedland through the end of the Term pursuant to Sections 4.02 of this Agreement.

For purposes hereof, a "Change of Control" shall occur or be deemed to occur if any of the following events occur:

         (i)      Any individual, entity or group (within the meaning of Section


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13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act")) other than a group including any of David Glassman, Clifford Friedland, Advent International Corp. or any of their respective affiliates (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any redemption by the Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Person controlled by the Corporation, or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (ii) below;

         (ii) The majority of the stockholders of the Corporation approve a reorganization, merger or consolidation of the Corporation with any other Person or the sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Corporation Voting Securities immediately prior to such Business Combination, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board of Director at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination.

         7.06 In the event of any termination of Friedland's services hereunder by the Corporation with Cause under Section 7.01, the Corporation shall pay Friedland all of his Base Compensation and other compensation, and shall continue to provide to Friedland all benefits provided for in this Agreement, through the end of the sixty-day notice period specified in Section 7.01, which compensation and benefits shall be paid or provided to Friedland at the times specified in Section 4.

         7.07 In the event of the termination of Friedland's services hereunder due to Friedland's Disability pursuant to Section 7.02 or Friedland's death pursuant to


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Section 7.03, the Corporation shall pay to Friedland or to his heirs, administrators or estate, as the case may be, twice the amount of the Base Compensation that would have been payable to Friedland through the end of the Term during which such termination occurs. Such payment shall not be deemed to be liquidated damages in connection with any breach by the Corporation of this Agreement and shall not affect or be deemed to release or waive any other rights or remedies of Friedland in connection with any such breach. All compensation required to be paid on any termination of services under this Section 7.07 shall be paid by the Corporation to Friedland no later than the earlier of the end of the notice period required in connection with such termination or sixty (60) days after the death of Friedland.

         7.08 In the event of any termination of Friedland's services hereunder by the Corporation without Cause or by Friedland for Good Reason, the Corporation shall immediately pay Friedland an amount equal to the compensation that would have been payable to Friedland through the end of the Term under Sections 4.02 and 4.03 of this Agreement.

         7.09 In the event of any termination of Friedland's services hereunder by Friedland for a reason other than Good Reason or Disability, the Corporation shall pay Friedland the amount of his compensation and benefits through the effective date of such termination within ten (10) days thereof.

         7.10 The Corporation shall pay all legal fees and expenses incurred by Friedland in connection with any litigation or proceeding relating to the payment of any compensation or amounts referred to in this Section, provided that Friedland prevails in part or all of such litigation or proceeding.

         Section 8. Miscellaneous

         8.01 This Agreement shall be governed by and interpreted and enforced in accordance with the law of the State of Florida applicable to contracts negotiated, entered into and to be performed in that State, without regard to the choice or conflicts of law principles of such State. The parties hereto consent to the jurisdiction of the federal and state courts located in Broward County, Florida over the parties hereto and over any disputes, actions, proceedings or claims relating to or arising in connection with this Agreement.

         8.02 If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, then the unenforceable, invalid or conflicting part shall be narrowed or replaced, to the extent possible, by a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and the unenforceable, invalid or conflicting part, and such part shall be deemed to be amended by such construction. Notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

         8.03 This Agreement shall be binding upon, enforceable by and shall inure


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to the benefit of each of the parties and their respective permitted successors. This Agreement and all rights and obligations hereunder are personal to Friedland and shall not be assignable or delegable, and any purported assignment or delegation in violation hereof shall be null and void. Any person, firm or corporation succeeding to the business of the Corporation by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Corporation hereunder; provided, however, that the Corporation shall, notwithstanding such assumption or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Corporation.

         8.04 This Agreement may be amended only by a writing signed by both parties hereto. This Agreement constitutes the entire agreement among parties hereto relating to the subject matter of this Agreement. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of any such party, unless such waiver is explicitly expressed by a writing executed by such party and delivered to the other parties, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party to this Agreement.

         8.05 (a) All notices permitted or required hereunder shall be in writing and shall be delivered by hand, by recognized, national, overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Corporation or Friedland, as the case may be, at the address of such party set forth below:

         (i)      if to the Corporation to:

                  Long Distance International Inc.
                  888 South Andrews Avenue - Suite 205
                  Ft. Lauderdale, Florida 33316

                  Attention: Board of Directors

         (ii)     if to Friedland to:

                  Clifford Friedland
                  2545 Bay Avenues
                  Miami, Florida  33140

                  (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified above by written notice to the other parties hereto.

         8.06 The headings appearing in this Agreement are for convenience in reference only and shall not affect the meaning or interpretation of this Agreement.


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         8.07     This Agreement may be executed in multiple counterpart copies, each of which shall be considered an original and all of which shall be deemed to be one and the same agreement.

         8.08 The provisions of Sections 5.04, 6, 7, 8.01 and 8.09 of this Agreement shall survive any termination of this Agreement and shall remain in effect after any such termination.

         8.09 (a) Friedland fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives, or assigns ever had, now have, or hereafter may have against the Corporation, its subsidiaries and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after this date, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended, arising out of, based upon, or in connection with the Employment Agreement and the employment of Friedland thereunder, except for (i) any unpaid compensation and benefits pursuant to Section 4 of the Employment Agreement, (ii) any employee benefits pursuant to Section 5 of the Employment Agreement, (iii) any unreimbursed business expenses pursuant to Section 6 of the Employment Agreement, and (iv) all stock options granted to Friedland under the Long Distance International Inc. 1994 Stock Option Plan and the Long Distance International Inc. 1997 Stock Option Plan and the related Stock Option Agreements.

                  (b) The Corporation fully and unconditionally releases and discharges all claims and causes of action which the Corporation or its successors or assigns ever had, now have, or hereafter may have against Friedland, his heirs, personal representatives, or assigns, and when acting as such, their counsel and agents, in each case past, present, or as they may exist at any time after this date, arising out of, based upon, or in connection with the Employment Agreement and the employment of Friedland thereunder.

                  (c) Nothing in this Section 8.09 shall be construed as a release, waiver or settlement of any rights, claims, causes of action, remedies, duties, obligations, liabilities under any other agreements to which both the Corporation and Friedland are a party, including, without limitation, the Shareholders Agreement, dated as of July 22, 1994, the Shareholders Agreement dated as of September, 1994, and the Preemptive Rights Agreement dated as of July 18, 1997.


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first set forth above.

                                 LONG DISTANCE INTERNATIONAL INC.



                                 By:
                                      ------------------------------------------
                                      Olaf Krohg, by resolution of
                                      the Board of Directors of
                                      the Corporation



                                      ------------------------------------------
                                      Clifford Friedland


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